UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2012

Upstream Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Broward Blvd., Suite 1200 Ft. Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 915-1550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On January 27, 2012, Upstream Worldwide, Inc. (the “Company”) sold approximately $5,700,000 of Series A Preferred Stock (“Series A”) at $1.00 per share to 25 accredited investors. Each share of the Series A automatically converts into five shares of the Company’s common stock upon the Company effecting a reverse stock split reducing the outstanding common stock to approximately 10 million shares (the “Reverse Split”). The five to one ratio is after giving effect to the Reverse Split. The Series A has a $1.00 liquidation price and vote on an as-converted basis. The amount sold includes the conversion of $800,000 of debt, of which $375,000 was held by two insiders of the Company.

The Series A have not been registered under the Securities Act of 1933 (the “Act”) and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act and Rule 506 promulgated thereunder.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2012, the Company appointed Sergio Zyman as a director and Executive Chairman of the Company. In 1999, Mr. Zyman founded Zyman Group, an international marketing consulting firm. In 2005 and 2008 respectively, he sold a majority and then sole ownership of the company to MDC Partners. Since 2008, he has been President of Sergio Zyman & Company consultancy. In connection with his appointment, Mr. Zyman purchased 500,000 shares of Series A. Mr. Zyman is 66 years old.

Also on January 27, 2012, the Company appointed Nikhil Raman to serve as Chief Operating Officer. After graduating from Harvard Business School, Mr. Raman founded and served as Chief Executive Officer of Fort Knox Recycling, LLC, doing business as ecoSquid (“ecoSquid”). From 2008 until 2010, Mr. Raman attended Harvard Business School during which time he interned at FPL Energy’s Corporate Development Group. From 2005 to 2008, Mr. Raman was a Client Manager at IBM where he was responsible for the product and services portfolio sales to financial services institutions. Mr. Raman was appointed in connection with the proposed acquisition of ecoSquid. Mr. Raman will receive a base salary of $125,000 per year. Mr. Raman is 28 years old.

Charles Pearlman and Jason Rubin resigned as directors on January 26, 2012 and January 30, 2012, respectively. On January 27, 2012, Chuck Wallace, the Company’s President and Chief Operating Officer, resigned. In connection with his resignation, the Company agreed to issue Mr. Wallace 500,000 stock options exercisable at $0.20 per share upon the execution of a general release. Daniel Brauser, the Company’s Chief Financial Officer, was appointed as President to replace Mr. Wallace.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 27, 2012, the Board of Directors of the Company approved an amendment to the Company’s Bylaws. The amendment provides that, except as provided by law, a majority of the votes cast shall be sufficient to pass proposals on matters other than the election of directors.  The prior provision required a majority of the shares present and entitled to vote. Additionally, the bylaws were amended to provide for an Executive Chairman position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM WORLDWIDE, INC.

Date: January 30, 2012	By:	/s/ Daniel Brauser
Name: Daniel Brauser Title: Chief Financial Officer